EXHIBIT 3.1

CERTIFICATE OF DESIGNATION AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

EXOUSIA ADVANCED MATERIALS, INC.

Pursuant to and in accordance with Sections 21.155 and 21.156 of the Texas Business Organization Code of the State of Texas, Exousia Advanced Materials, Inc., a Texas corporation (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant and in accordance with Sections 21.155 and 21.156 of the Texas Business Organization Code of the State of Texas, said Board of Directors, pursuant to unanimous written consent dated as of December 31, 2009, duly adopted resolutions providing for the authorization and issuance of Ten Million (10,000,000) shares of Series A Convertible Preferred Stock, (the "Series A Preferred Stock"), which resolutions are and read as follows:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Articles of Incorporation, a series of Convertible Preferred Stock of the Corporation be, and it hereby is, authorized and created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Of the authorized but unissued shares of the capital stock of the Corporation, there is hereby established a series of the authorized preferred stock of this Corporation having a par value of $.01 per share, which series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), shall consist of Ten Million (10,000,000) shares and shall have the following dividend rights, dividend rates, voting rights, conversion rights, rights and terms of redemption, redemption prices and liquidation preferences.

1.           Certain Definitions.  Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

Board of Directors.  The term "Board of Directors" shall mean the Board of Directors of this Corporation and, to the extent permitted by law, any committee of such Board of Directors authorized to exercise the powers of such Board of Directors.

Common Stock.  The term "Common Stock" shall mean all shares now or hereafter authorized of any class of common stock of this Corporation and any other stock of this Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred shares) to participate in the distribution of the assets and earnings of this Corporation without limit as to per share amount.

Issue Date.  The term "Issue Date" shall mean the date that each share of Preferred Stock is issued to a holder by the Corporation.

Junior Stock.  The term "Junior Stock" shall mean Common Stock, and any other class or series of stock of the Corporation authorized after the Issue Date not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

Liquidation Price.  The term "Liquidation Price" shall mean Two Dollars and 60/100 ($2.60) per share of Series A Preferred Stock.

Parity Stock.  The term "Parity Stock" shall mean any class or series of stock of the Corporation authorized after the Issue Date entitled to receive payment of dividends on a parity with the Series A Preferred Stock and, for purposes of paragraph 3 below, shall also mean any class or series of stock of the Corporation authorized after the Issue Date entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

Senior Stock.  The term "Senior Stock" shall mean any class or series of stock of the Corporation authorized after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive payment of dividends, and for purposes of paragraph 3 below, shall also mean any class or series of stock of the Corporation authorized after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

2.           Dividends.  While the Series A Preferred Stock is outstanding, each holder of shares of Series A Preferred Stock shall receive Twenty and 475/1000 (20.475) times the dividends declared and paid with respect to each share of Common Stock.

3.           Distributions Upon Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid the Liquidation Price of all outstanding shares of Series A Preferred Stock as of the date of such liquidation or dissolution or such other winding up, and no more, in cash or in property taken at its fair value as determined by the Board of Directors of the Corporation, or both, at the election of the Board of Directors.  If such payment shall have been made in full to the holders of the Series A Preferred Stock and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities.  If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.  Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3.

4.           Convertibility.

(a)           Automatic Conversion of Series A Preferred Stock.  When the Articles of Incorporation of the Company shall have been amended to provide for sufficient additional shares of authorized Common Stock to allow such conversion, each share of Series A Preferred Stock which is then outstanding shall be automatically converted into fully paid and nonassessable shares (subject to adjustment as herein provided in Section 5) of Common Stock (as hereinafter defined for purposes of this Section 4) of the Corporation at a conversion rate (the "Conversion Rate") of Twenty and 475/1000 (20.475) shares of Common Stock for each share of Series A Preferred Stock.

(b)           Certification of Shares.  As soon as practicable after the conversion of the Series A Preferred Stock into Common Stock, the Corporation shall issue and shall deliver at the office of the holder of the Series A Preferred Stock (or such other address of which the holder of such shares shall provide to the Corporation) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the Series A Preferred Stock.

(c)           Survival of Conversion Right.  In case of any other reorganization of the Corporation (or any other corporation the stock or other securities of which are at the time deliverable on the conversion of the Shares) after the date of issuance of the Shares, or in case, after such date, the Corporation (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all its assets to another corporation, then and in each such case the holder(s) of the Shares, upon the conversion thereof, at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive the stock or other securities or property to which such holder(s) would have been entitled upon such consummation if such holder(s) had converted the Shares immediately prior thereto, all subject to further adjustments as provided herein; in each such case all the terms of this Section 4 (including this Directors' Resolution) shall be applicable to the shares of stock or other securities or property receivable upon the conversion of the Shares after such consummation.

(d)           Covenant regarding Conversion Right.  The Corporation will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Shares (including this Directors' Resolution), but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holder(s) of Shares against dilution or other impairment.  Without limiting the generality of the foregoing, as a condition precedent to the taking of any action which would cause the then aggregate par value of the shares of Common Stock issuable upon conversion of the then outstanding Shares to be below the aggregate par value of the shares of Common Stock issuable upon conversion, the Corporation will take such corporate action as may be necessary in order that it may at all times validly and legally issue fully paid and nonassessable shares of Common Stock upon conversion of the Shares.  If in any case a state of facts occurs wherein in the opinion of the Board of Directors the other provisions of this Section 5 are not strictly applicable, or, if strictly applicable, would not fairly protect the conversion rights of the holders of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment consistent with such essential intent and principles so as to protect such conversion rights as aforesaid.

(e)           Adjustment of the Conversion Rate.

(1)           In case additional shares of Common Stock are issued as a dividend, stock split or other distribution on the Common Stock without the payment to the Corporation of any consideration, the Conversion Rate in effect at the opening of business on the date of the issuance of such dividend, stock split or distribution (the "Issuance Date") shall be adjusted by multiplying the Conversion Rate by a fraction the numerator of which shall be the sum of (i) such number of shares outstanding at the close of business immediately prior to the Issuance Date, and (ii) the number of shares constituting such dividend, stock split or other distribution, such reduction to become effective immediately after the opening of business on the Issuance Date for such dividend or distribution and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business immediately prior to the Issuance Date.  For the purposes of this paragraph, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(2)           In case the outstanding shares of Common Stock are reduced by a reverse stock split or similar arrangement (but not the repurchase of shares of Common Stock by the Corporation) without the payment by the Corporation of any consideration (the "Interest Reduction"), the Conversion Rate in effect at the opening of business on the Issuance Date shall be adjusted by multiplying the Conversion Rate by the quotient (the "Quotient") of the number of shares of Common Stock outstanding at the close of business immediately prior to the Issuance Date divided by the number of shares of Common Stock which will be outstanding after the Interest Reduction.  For the purposes of this paragraph, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(f)           Notice of Adjusted Conversion Rate.  Whenever the Conversion Rate is adjusted as herein provided the Corporation shall compute the adjusted Conversion Rate in accordance with Section (c) above and shall prepare a certificate signed by the Treasurer or an Assistant Treasurer of the Corporation setting forth the adjusted Conversion Rate and the effective date thereof and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall be delivered to the Preferred Shareholder as soon as practicable but no later than 30 days after the effective date thereof.

(g)           Reservation of Common Stock.  The Corporation will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, such shares of Common Stock and other stock, securities and property as from time to time shall be issuable upon the exercise of the Shares at the time outstanding.

5.           Method of Conversion.

(a)           Conversion.  Immediately following the amendment of the Corporation's Articles of Incorporation to increase the number of authorized shares of Common Stock, each share of Preferred Stock shall automatically be converted to the number of shares of Common Stock as determined by the Conversion Rate in effect at the time of conversion.

(b)           Manner of Effectuating Conversion.  In order to receive new shares of Common Stock following the conversion, each Preferred Stockholder shall surrender the original stock certificates representing his or her Preferred Stock in the Corporation at the office of the Corporation.

On the day ("Conversion Date") the Preferred Shareholder's Preferred Stock is surrendered for conversion and received by the Corporation, all in accordance with the foregoing provisions, and at such time the Corporation shall issue a certificate or certificates representing Preferred Shareholder's converted Common Stock and the Preferred Shareholder shall be treated for all purposes as the record holder of the number of shares of Common Stock, for which number of shares of Preferred Stock have been converted at such time; provided, however, that any such conversion on any date when the stock transfer books of the Corporation shall be closed shall be effective for all purposes at the opening of business on the next succeeding day on which such stock transfer book is open.

6.           Redemption.  The Series A Preferred Stock may not be redeemed by the Company without the consent of the Preferred Shareholders.

7.           Voting Rights.   The holders of the issued and outstanding shares of Preferred Stock shall have Twenty and 475/1000 (20.475) votes for each share of Series A Preferred Stock.

8.           Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein.  The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

9.           Headings of Subdivision.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10.           Severability of Provisions.  If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

11.           Status of Reacquired Shares.  Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Texas) have the status of authorized and unissued shares of Series A Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

           12.           Merger of Exousia Merger Subsidiary I, Inc. with Evergreen Global Investments Ltd.  Pursuant to the merger of Exousia Merger Subsidiary I, Inc. with Evergreen Global Investments Ltd., the following shares of Series A Preferred Stock shall be issued as follows:

Able Energy, Inc.	6,026,958 Shares of Series A Preferred Stock

Evergreen Financial Services, Inc.	3,894,367 Shares of Series A Preferred Stock

Green Tree Capital Group	78,675 Shares of Series A Preferred Stock

Total	10,000,000 Shares of Series A Preferred Stock

IN WITNESS WHEREOF, Exousia Advanced Materials, Inc. has caused this certificate to be duly executed as of this 31st day of December, 2009.

EXOUSIA ADVANCED MATERIALS, INC.

By: //s//J. Wayne Rodrigue
Name: J. Wayne Rodrigue
Title: CEO/President/Chairman

  Attest:

  //s//Brenda Rodrigue_________
  Secretary or Assistant Secretary